Exhibit 99.1

Safe Pro Group Reports Record 524% Revenue Increase in Second Quarter of 2024

- 2024 Second Quarter Sales Surpass Total 2023 Sales; Company Reports Sequential Quarterly Revenue Growth of 114% -

- Company Accelerates Real-World Adoption of its AI-Powered Drone Imagery Analysis Platform in Ukraine -

AVENTURA, FL – September 26, 2024 – Safe Pro Group Inc. (Nasdaq: SPAI) (“Safe Pro” or the “Company”), a leading provider of artificial intelligence (AI) solutions specializing in drone imagery processing, today announced record financial results for the second fiscal quarter ended June 30, 2024.

“The completion of our second quarter, the first following our IPO on Nasdaq, marks a milestone for our company and reflects the hard work and dedication of our team,” said Dan Erdberg, Chairman and CEO of Safe Pro Group Inc. “With new capital, we are investing across the business to further build our AI image processing technology, aerial managed drone services and American-made ballistic protection products. We are also making significant strides in developments which will be important for further advancing our mission including the recent Patent Allowance Notification for our AI software technology and ongoing work in Ukraine with the United Nations Development Programme and other humanitarian mine action organizations.”

Safe Pro Group was created to develop advanced protective solutions using cutting-edge technologies like AI, drones and high-performance, American-made ballistic gear. “Our IPO and the increased sale of our innovative products and services supporting humanitarian aid, peacekeeping organizations, law enforcement, public safety and critical infrastructure operators, are key milestones that we have achieved this year as we execute on our global mission. We are especially proud of our efforts to support landmine clearance activities in Ukraine where interest in our patent-pending SpotlightAITM AI-powered drone image analysis software continues to grow. Ukraine’s unprecedented landmine crisis demands a rapid, modernized, and more efficient approach to land clearance and that is why we believe that SpotlightAITM’s unique capabilities will drive its continued adoption by humanitarian organizations in the months and years ahead,” concluded Mr. Erdberg.

Financial Highlights of the Quarter Ended June 30, 2024 Included:

●	Net revenue for the second quarter of 2024 was a record $642,989, an increase of approximately $539,981 or 524.2% vs. revenue of $103,008 recorded in the quarter ended June 30, 2023. Total revenue increased $342,989 from the first quarter ended March 31, 2024, representing sequential growth of 114%. Revenue was primarily driven by increased sales of ballistic protective products at the Company’s Safe-Pro USA subsidiary and drone-based aerial services contract revenue generated at its Airborne Response unit.
●	Gross margin for the second quarter of 2024 was 32.8% compared to 35.8%, primarily due to the sale of certain lower margin fragmentation and blast resistant personal protective equipment (PPE) products in the most recent quarter.
●	Gross profit in the second quarter of 2024 increased 73.4% to $311,830 as compared to $170,720 in the same period of 2023. As a result of significant expenses related to the Company’s IPO including expansion of new personnel, professional fees for audit and legal services and non-cash charges related to stock-based compensation, it reported a net loss for the quarter of $2,358,783 as compared with a loss of $1,214,474 reported for the quarter ended June 30, 2023.

Organizational Highlights and Recent Business Developments:

●	On September 18, 2024, Safe Pro received official Notice of Allowance from the US Patent and Trademark Office (USPTO) confirming the patentability of all 21 claims in the Company’s patent application entitled “Systems and Methods for Detecting and Identifying Explosives.” These claims cover the autonomous detection, identification, and labeling of explosives in orthomosaic images utilizing AI processing of images from an unmanned aerial vehicle (“UAV”) as utilized by its SpotlightAI™ drone imagery analysis ecosystem. Also in September, the Company announced that its Safe Pro AI subsidiary had completed a drone survey operation in Ukraine under a purchase order (PO) awarded by the United Nations Development Programme (UNDP).
●	On August 30, 2024, the Company announced the closing of its initial public offering of 1,020,000 shares of common stock at a price to the public of $5.00 per share, raising gross proceeds of $5.1 million, before deducting underwriting discounts and offering expenses. Its shares commenced trading on the Nasdaq Capital Market under the ticker symbol “SPAI” on August 28, 2024.
●	In June, Safe Pro was invited to participate in the Amazon Web Services (AWS) Public Sector Summit in Washington, D.C. where it was highlighted as one of several companies utilizing the power of Generative AI and leveraging the hyper scalability of AWS to support the development of its patent-pending SpotlightAI™ drone imagery analysis ecosystem. AWS also published a sponsored case study on Safe Pro’s SpotlightAI™ and its effectiveness in real-world use in Ukraine by the humanitarian aid organization, Norwegian People’s Aid (NPA).

For more information about Safe Pro Group, its subsidiaries, and technologies, please visit https://safeprogroup.com/ and connect with us on Facebook and X.

About Safe Pro Group Inc.

Safe Pro Group is a leading provider of artificial intelligence (AI) solutions specializing in drone imagery processing for humanitarian mine-clearing efforts. The Company leverages commercially available “off-the-shelf” drones with its proprietary machine learning and computer vision technology to rapidly identify explosive threats which provides a much safer and more efficient alternative to traditional human-based methods to analyze minefields. Built on a cloud-based ecosystem powered by Amazon Web Services (AWS), Safe Pro Group’s scalable platform is targeting multiple markets that include government, humanitarian aid, law enforcement, military and commercial sectors where its AI, protective gear, and drone-based services can work in synergy to deliver safety and operational efficiency. For more information on Safe Pro Group Inc., please visit https://safeprogroup.com/.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements relate to future events, future expectations, plans and prospects. Although Safe Pro Group believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Safe Pro Group has attempted to identify forward-looking statements by terminology including ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘potential,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ ‘‘approximately’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. Any forward-looking statements contained in this press release speak only as of its date. Safe Pro Group undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except as required by law.

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